Exhibit 99.1

BERNARD F. MATHAISEL JOINS PACKETEER’S BOARD OF DIRECTORS

CUPERTINO, Calif. – December 16, 2004 – Packeteer®, Inc. (NASDAQ: PKTR), the pioneer and global leader in Application Traffic Management, today announced the appointment of Bernard F. “Bud” Mathaisel, Senior Vice President and CIO of Solectron Corporation (NYSE: SLR), to its board of directors.

“Bud’s extensive experience in the information technology arena, and his strong background as a senior executive at several global corporations make him a valuable addition to the Packeteer board,” said Dave Côté, Packeteer’s president and CEO.

As senior vice president and CIO of Solectron, he oversees the information technologies for engineering, product data management, manufacturing, materials management, repair and service operations, marketing, finance and human resources management, and has served as the market account executive for one of Solectron’s largest global accounts. Prior to joining Solectron, Mathaisel served as the CIO of Ford Motor Company where he had worldwide responsibility for IT, e-commerce and Ford’s process-leadership group. Prior to Ford, he was a national partner at Ernst & Young LLP where he founded and directed their Center for Business Innovation in Boston, Massachusetts. Mathaisel also held executive positions at Walt Disney Company and Temple, Barker and Sloane, Inc. Bud is on the editorial advisory board of CIO Magazine, a director on the Board of e2open, and technology advisor to several Venture Capital firms.

Mathaisel received his B.S. in Aeronautics and Astronautics and his M.S. in Operations Research from the Massachusetts Institute of Technology in 1966 and 1967, respectively.

“Packeteer’s capabilities align well with the strategic directions most IT organizations are taking with their networks, and I am pleased to be a part of their future,” said Mathaisel. “As a member of the Packeteer Board, I look forward to contributing the perspective of the CIO community, in technology and marketing strategy.”

About Packeteer
Based in Cupertino, Calif., Packeteer® (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer at +1 (408) 873-4400 or visit the company’s web site at www.packeteer.com.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com